EXHIBIT 5.1

Opinion Letter of Counsel
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HODGSON RUSS LLP
One M&T Plaza, Suite 2000
Buffalo, New York 14203

August 5, 2003

Wilson Greatbatch Technologies, Inc.
9645 Wehrle Drive
Clarence, New York 14031

Ladies and Gentlemen:

Re:	$170,000,000 Aggregate Principal Amount of 2 1/4% Convertible Subordinated Debentures due 2013 and Common Stock Issuable Upon Conversion of the Debentures

          We have acted as counsel to Wilson Greatbatch Technologies Inc., a Delaware corporation (the "Company"), in connection with the registration of the Company on Form S-3 filed on or about the date of this letter (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, (the "Securities Act") to register (i) up to $170,000,000 aggregate principal amount of the Company's 2 ¼% Convertible Subordinated Debentures due 2013 (the "Debentures") and (ii) 4,219,723 shares of the Company's common stock, par value $.001 per share (the "Shares") into which the Debentures may be converted, for sale by the selling stockholders identified in the prospectus (the "Prospectus") forming a part of the above-referenced Registration Statement. The Debentures and the Shares are herein referred to collectively as the "Securities."

          The Debentures were issued pursuant to an Indenture dated as of May 28, 2003 (the "Indenture") between the Company and Manufacturers and Traders Trust Company, as trustee. The Debentures were issued and sold on May 28, 2003, to Morgan Stanley & Co. Incorporated and certain other initial purchasers thereof (the "Initial Purchasers") without registration under the Securities Act, and were offered and sold by the Initial Purchasers to qualified institutional buyers in reliance on Rule 144A under the Securities Act. In connection with the offer and sale of the debentures, the Company entered into a Registration Rights Agreement dated as of May 28, 2003 (the "Registration Rights Agreement") with the Initial Purchasers, providing for the registration of the Securities. The Registration Statement is being filed pursuant to the Registration Rights Agreement.

          The opinions set forth in this letter are subject to the following limitations:

          1.     We are familiar with the proceedings to date with respect to the issuance of the Securities and the opinions set forth in this letter are based upon such legal and factual examination and inquiries and obtained such advice, assurances, and certificates as we have deemed necessary and advisable in order to render this opinion, including, but not limited to an examination of originals or copies of the following:

          (a)     the Registration Statement and Prospectus;

          (b)     the Purchase Agreement, dated May 21, 2003, between the Company and the Initial Purchasers, with respect to the issue and sale by the Company and the purchase by the Initial Purchasers of the Debentures;

          (c)     the Indenture;

          (d)     the form of Debentures, as attached as an exhibit to the Indenture; and

          (e)     the Registration Rights Agreement.

The "Documents" as used in this opinion letter refers to the documents listed in paragraph (b) through (e) above.

          2.     Any opinions set forth in this letter to the effect that any Document is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms is qualified as being subject to (a) limitations imposed by bankruptcy, insolvency, reorganization, receivership, marshalling, arrangement, assignment for the benefit of creditors, fraudulent conveyance, moratorium and other statues, rules, regulations and other laws relating to affecting the rights and remedies of creditors generally, (b) applicable law and equitable principals that may limit rights to indemnification and contribution and (c) general principals of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief and limitation of rights of acceleration, regardless of whether considered in a proceeding of equity or at law.

          3.     We do not express any opinion concerning any law other than the General Corporation Law of the State of Delaware, the law of the State of New York and the federal law of the United States.

          4.     In our examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents, and the conformity to original or certified documents of all copies submitted to us as conformed or reproduced copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, the representations and warranties contained in the Documents and certificates and oral and written statements and other information of or from representatives of the Company, its subsidiaries, and others and assume compliance on the part of all parties to the Documents with their covenants and agreements contained therein. To the extent it may be relevant to the opinions expressed herein, we have assumed that parties to the Documents other than the Company have the power to enter into and perform such agreements and that such agreements have been duly authorized, executed, and delivered by such other parties and constitute legal, valid, and binding obligations of such other parties, enforceable against such parties in accordance with their terms, and that such parties will comply with all other obligations under the Documents and all laws applicable thereto.

          Subject to the qualifications set forth in this letter, it is our opinion that (i) the Debentures have been and the Shares when issued will be duly authorized, validly issued, fully paid and non-assessable, and (ii) the Debentures constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and are entitled to the benefits of the Indenture.

          We hereby consent to the filing of this letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Prospectus under the caption "Legal Matters." In giving such consent, we do not believe that we are "experts" within the meaning of that term as used in the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement including the opinions set forth in this letter.

Very truly yours,

HODGSON RUSS LLP

By:	/s/ Mary Catherine Malley